Exhibit 99.1

TortoiseEcofin Acquisition Corp. III Receives Delisting Notice from the New York Stock Exchange

Zephyr Cove, NV, July 22, 2024 – TortoiseEcofin Acquisition Corp. III (the “Company”) (NYSE: TRTL) announced today that it received a letter from the New York Stock Exchange (“NYSE”) stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s units, Class A ordinary shares and warrants (collectively, the “Securities”) pursuant to Sections 802.01B and 102.06e. of the NYSE’s Listed Company Manual because the Company failed to consummate a business combination within the shorter of (i) three years or (ii) the time period specified in the Company’s constitutive documents or by contract. Trading in the Securities on NYSE was suspended after market close on July 22, 2024.

As indicated in the letter, the Company has the right to request that NYSE’s delisting determination be reviewed by a Committee of the Board of Directors of NYSE, which the Company intends to pursue.

The Company expects its Securities will be quoted on the OTC markets on July 23, 2024, under the ticker symbols “TRTUF” for units, “TRTLF” for Class A ordinary shares and “TRTWF” for warrants. The delisting process does not affect the Company’s business operations. The Company will remain listed on the NYSE throughout the appeal proceedings and will remain a reporting entity under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), ensuring continued disclosure of financial and operational information.

About TortoiseEcofin Acquisition Corp. III

TortoiseEcofin Acquisition Corp. III, a Cayman Islands exempted company, was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination.

Forward-Looking Statements

This press release contains certain forward-looking statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release and include statements regarding the Company’s intentions, beliefs or current expectations concerning the Company’s performance, business and future events. Such forward-looking statements are based on management’s expectations, beliefs and forecasts concerning future events impacting the Company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, as well as assumptions, which, if they were to ever materialize or prove incorrect, could cause actual results to differ materially from the from the plans, objectives, expectations, estimates and intentions expressed or implied by such forward-looking statements. The forward-looking statements made in this press release speak only as of the date hereof and the Company disclaims any obligation, except as required by law, to provide updates, revisions or amendments to any forward-looking statements to reflect changes in the Company’s expectations or future events.

Contacts

TortoiseEcofin Acquisition Corp. III

195 US HWY 50, Suite 309

Zephyr Cove, NV 89448

Attn: Vincent T. Cubbage, Chief Executive Officer

Tel: (239) 288-2275